UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

June 14, 2023

(Date of earliest event reported)

Cineverse Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

244 Fifth Avenue, Suite M289, New York, NY	10001
(Address of principal executive offices)	(Zip Code)

212-206-8600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transmission period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	CNVS	Nasdaq Capital Market

Item 1.01	Entry into a Definitive Material Agreement.

On June 14, 2023, Cineverse Corp. (the “Company”) agreed to sell in a public offering an aggregate of 2,150,000 shares (the “Shares”) of the Company’s Class A common stock (the “Common Stock”), pre-funded warrants to purchase up to 516,667 shares of Common Stock (the “Pre-Funded Warrants”), and common warrants to purchase up to 2,666,667 shares of Common Stock (the “Common Warrants” together with the Shares, the Pre-Funded Warrants and Common Stock issuable upon exercise of the Common Warrants and the Pre-Funded Warrants, collectively, the “Securities”), at an effective combined purchase price of $3.00 per share and related Common Warrant (the “Purchase Price”), for aggregate gross proceeds of approximately $8.0 million, before deducting placement agents fees and offering expenses payable by the Company (the “Offering”). The Securities were sold pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) with each purchaser identified on the signature pages thereto (each, a “Purchaser”) or pursuant a prospectus supplement which was part of an effective registration statement on Form S-3 (File No. 333-239710) filed with the Securities and Exchange Commission (the “SEC”). The purchase price of each Pre-Funded Warrant and related Common Warrant is equal to the Purchase Price less the $0.001 per share exercise price of each Pre-Funded Warrant. The Shares or Pre-Funded Warrants and related Common Warrants are immediately separable and were issued separately in the Offering. Each Pre-Funded Warrant is exercisable for one share of Common Stock.

Subject to certain beneficial ownership limitations, the Pre-Funded Warrants and the Common Warrants (the “Warrants”) are exercisable immediately from the date of issuance. The Pre-Funded Warrants have a nominal exercise price of $0.001 per share, after the remainder of the full exercise cost was pre-funded to the Company at the closing of the Offering, and will expire when exercised in full, subject to certain adjustments contained therein. The Common Warrants have an exercise price of $3.00 per share and expire on the five (5) year anniversary of the date of issuance. The exercise price of the Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Company’s common stock. The Securities Purchase Agreement includes customary representations, warranties and covenants.

The closing of the sale of the Securities is expected to occur on or about June 16, 2023, subject to the satisfaction of customary closing conditions. The net proceeds to the Company from the sale of the Securities, after deducting the fees of the placement agents but before paying the Company’s estimated offering expenses, is approximately $7.6 million. The Company intends to use the net proceeds from the transaction for working capital and for other general corporate purposes, including the financing of content acquisition and development.

A.G.P./Alliance Global Partners and Titan Partners Group LLC, a division of American Capital Partners, LLC, are acting as co-placement agents for the offering. The Company will pay the placement agents an aggregate cash fee equal to 5% of the gross proceeds generated from the sale of the Securities, and reimburse the Placement Agents for certain of their expenses in an amount not to exceed $90,000.

The opinion of Kelley Drye & Warren LLP regarding the validity of the Securities sold in the Offering is attached hereto as Exhibit 5.1.

On June 14, 2023, the Company issued a press release announcing the offering, a copy of which is attached hereto as Exhibit 99.1.

The foregoing descriptions of the Pre-Funded Warrants, the Common Warrants, and the Securities Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to, and incorporate herein by reference, the full text thereof, copies of which are filed herewith as Exhibits 4.1, 4.2 and 10.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No. Description

4.1	Form of Pre-Funded Warrant
4.2	Form of Common Warrant
5.1	Opinion of Kelley Drye & Warren LLP.
10.1	Securities Purchase Agreement dated June 14, 2023.
23.1	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1 hereto).
99.1	Press Release dated June 14, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 15, 2023	By:	/s/ Gary S. Loffredo
	Name:	Gary S. Loffredo
	Title:	Chief Legal Officer, Secretary and Senior Advisor